Exhibit 10.30
Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2021 and made effective as of August 9, 2021 (the “Effective Date”), by and between Centrum Medical Holdings, LLC, a Delaware limited liability company (the “Company”), and Tomas Orozco (the “Executive”).

RECITALS:

WHEREAS, the Company desires to employ Executive pursuant to the terms of this Agreement; and

WHEREAS, Executive desires to be so employed pursuant to the terms of this Agreement.

AGREEMENT:

NOW, THEREFORE, based upon these premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree upon the terms and conditions of Executive’s employment with the Company that are set forth herein,

1. Effectiveness/Employment and Term.

1.1 This Agreement constitutes a binding obligation of the parties as of the date hereof. The term of employment under this Agreement shall commence on the Effective Date and shall expire upon the later of (a) December 31, 2025 or (b) the final exercise by (i) RRD Healthcare, LLC of its put option, or (ii) Medical Practice Holding Company, LLC of its call option, in connection with that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of even date hereof, subject to earlier termination pursuant to Section 6.

1.2 The Company agrees to employ Executive and Executive agrees to be employed by the Company pursuant to the terms of this Agreement, and for the period commencing on the Effective Date until 11:59 pm Eastern Time on January 14, 2022 (the “Initial Title Term”), as the Company’s EVP of IFP/ACA Clinics and President of IFP Clinics, reporting solely to the Chief Executive Officer, and for the remainder of the term of the agreement following the Initial Title Term, as the Company’s Chief Executive Officer, reporting solely to the Board of Managers of the Company (the “Board”), to perform the duties assigned to Executive by the Company in accordance with Section 2.

2. Duties. Executive will perform all duties customarily incident to Executive’s position and such duties that are properly assigned to Executive by the Company the from time to time. Except as set forth herein, Executive shall devote Executive’s entire professional time, attention and effort to the affairs of the Company and its affiliates and shall use Executive’s reasonable best efforts to promote the interests and success of the Company; provided, however, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements and manage personal investments, provided that such activities do not individually or in the aggregate materially interfere with, and are otherwise not materially inconsistent with, the performance of Executive’s duties under this Agreement.

3. Compensation.

3.1 Base Salary. As consideration payable to Executive for performing the duties described in Section 2 hereof, the Company shall pay to Executive an annualized base salary of $650,000 (the “Base Salary”), payable in regular installments in accordance with Company’s ordinary payroll practices. If the Board of Managers determines (in its sole discretion) to increase Executive’s Base Salary, the Base Salary as so increased shall be the new Base Salary for all purposes of this Agreement. Executive’s Base Salary for any partial year shall be based upon the actual number of days elapsed in such year.

3.2 Bonus Compensation.

3.2.1 Annual Bonus. For each fiscal year completed during Executive’s employment under this Agreement, Executive will be eligible to earn an annual cash bonus. Executive’s target annual cash bonus will be an amount up to 50% of Executive’s Base Salary (the “Bonus”), with the actual amount of any such Bonus to be determined by the Board in its good faith discretion, based on satisfaction of performance criteria related to the Executive’s performance and the Company’s achievement of financial, operational and performance targets and other objectives to be established by the Board or a duly constituted committee thereof in good faith. Annual bonuses shall be paid at the same time the Company pays the bonus to other similarly situated employees. In order to earn and receive any Bonus hereunder, Executive must be employed through the end of the calendar year measurement period and on the date the Bonus is paid. Executive’s Bonus for any partial calendar year shall be based upon the actual number of days elapsed in such calendar year.

3.2.2 Promotion Incentive. Within ten (10) calendar days of the expiration of the Initial Term, Executive shall receive a single lump-sum cash payment of $1,250,000, payable on the Company’s next regular payroll payment date subject to withholding.

3.3 Taxes and Other Applicable Deductions. From all compensation paid to Executive, the Company shall withhold all applicable sums for all state, federal and local taxes, and such other amounts as are necessary and applicable or agreed to by Executive.

4. Executive Benefits. In addition to the Base Salary and Bonus, Executive and his covered dependents shall be entitled to all standard benefits normally provided by the Company to its similarly situated executive officers, which may be sponsored, developed or established by the Company from time to time in the sole discretion of the Company, including, without limitation, the benefits set forth in this Section 4.

4.1. Medical Coverage. The Company shall provide a standard medical benefit package, as offered to other employees of the Company or any Related Company (as defined herein), throughout the term of this Agreement. Notwithstanding the foregoing, until such time as the Company can provide Executive with comprehensive PPO coverage, Executive shall receive a tax-free medical insurance allowance in the amount of two thousand US Dollars ($2,000) a month.

4.2 Dental Coverage. The Company shall provide a standard dental benefit package, as offered to other employees of the Company or any Related Company, throughout the term of this Agreement.

5. Business Expenses. The Company will reimburse Executive, within thirty (30) days following submission by Executive to the Company of appropriate supporting documentation, for Executive’s usual and customary business expenses incurred in the course of Executive’s employment in accordance with the Company’s applicable policies and procedures, including expenditure limits and substantiation requirements, in effect from time to time regarding reimbursement of expenses incurred by similarly situated employees of the Company, its affiliates and subsidiaries; provided that all claims for reimbursement (accompanied by supporting documentation) are submitted to the Company within ninety (90) days following the date such expenses are incurred.

6. Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights under this Agreement upon termination of employment with the Company.

6.1 Termination Without Cause. Company may terminate Executive without Cause at any time upon prior written notice to Executive. Upon the Company’s termination of employment without Cause, subject to Section 6.5, Company will pay to Executive (a) the amount of any unpaid salary owed through the date of termination and (b) any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of Executive’s duties hereunder prior to termination (such payments collectively referred to herein as, the “Accrued Benefits”).

6.2 Mutual Agreement/Resignation without Good Reason/Death or Disability. Executive’s employment shall terminate upon the occurrence of either of the following events:

a.Mutual Agreement/Resignation without Good Reason. The Company and Executive shall mutually agree to termination of this Agreement in writing or Executive shall resign without Good Reason (as defined herein); provided that Executive shall be obligated to give the Company at least one hundred twenty (120) days’ advance written notice of any resignation without Good Reason. Upon Executive’s termination of employment due to mutual agreement, or the resignation of employment by Executive without Good Reason, the Company will pay to Executive the Accrued Benefits.

b.The Death of Executive; Termination by Company Due to Executive’s Disability. “Disability” for purposes of this Agreement shall be the inability of Executive to materially perform his duties hereunder, with or without an accommodation, due to a physical or mental condition for a period of at least one hundred twenty (120) consecutive calendar days, or any longer period required by law, as reasonably determined by Company and Executive. Upon Executive’s termination of employment for death or Disability, Company will pay to Executive the Accrued Benefits.

6.3 Termination for Cause. Executive’s employment may be terminated by the Company for “Cause” upon the occurrence of any of the following events:

a.Executive’s conviction of or the entering of a guilty plea or plea of no contest with respect to a felony involving theft or misappropriation against the Company;

b.Executive’s conviction or the entering of a guilty plea or plea of no contest with respect to a crime involving fraud, dishonesty or moral turpitude or embezzlement against the Company;

c.Executive commits an intentional and material act (i) to defraud the Company or any affiliate or (ii) of embezzlement against the Company or any affiliate, each of which are determined in good faith by the Company;

d.Executive’s breach of a fiduciary duty owed to the Company, which Executive has failed to cure within thirty (30) days of receiving written notice from the Board specifying such breach; or (ii) is of such a serious nature and degree so as to be incompatible with continued employment;

e.Executive’s repeated (i.e., more than once) refusal to follow (or cause the Company to follow) the lawful direction of the Board or any duly authorized designee thereof Executive has failed to cure within thirty (30) days of receiving written notice from the Board specifying such refusal;

f.a material breach of the provisions of any written code of conduct or policy of the Company, as amended from time to time, of which Executive has been informed or has knowledge and which Executive has failed to cure within thirty (30) days of receiving written notice from the Board specifying such breach; or (ii) is of such a serious nature and degree so as to be incompatible with continued employment;

g.Executive willfully impedes or endeavors to improperly influence, obstruct or impede an investigation or fails to materially cooperate with an investigation in each case authorized by the Company or being conducted pursuant to a legal process to which the Company is subject, following notice and a reasonable opportunity to cure; or

h.Executive’s material or intentional breach of this Agreement; and which Executive has failed to cure within thirty (30) days of receiving written notice from the Board specifying such breach; or (ii) is of such a serious nature and degree so as to be incompatible with continued employment.

Upon the Company’s termination of Executive’s employment pursuant to this Section 6.3, Company will pay to Executive (a) the amount of any unpaid Base Salary owed through the date of termination and (b) any unreimbursed expenses pursuant to Section 5 for expenses incurred in the performance of Executive’s duties hereunder prior to termination, and Company will have no other liability to Executive hereunder (except for any vested benefits under any employee benefit plans or programs).

6.4 Termination for Good Reason. Executive may voluntarily resign Executive’s employment for “Good Reason” upon the occurrence of any of the following events:

a.a material breach by the Company of this Agreement;

b.without Executive’s consent, a relocation of the Executive’s place of employment by more than thirty (30) miles from the Company’s offices as of the Effective Date;

c.a material and permanent reduction in Executive’s authority or responsibilities; or

d.a material reduction in Executive’s Base Salary (i.e., a reduction that is in excess of 10% of Executive’s then-current Base Salary), except for across-the-board salary reductions similarly affecting the senior management of the Company after consultation with Executive.

Notwithstanding the foregoing, no event shall constitute Good Reason unless and until Executive shall have notified the Board in writing describing the event that constitutes Good Reason and then, if the Good Reason event is curable, only if the Company shall fail to cure such event within thirty (30) days following its receipt of such written notice.

Upon Executive’s termination of employment for Good Reason, subject to Section 6.5, Company will pay to Executive the Accrued Benefits.

6.5 Severance Compensation and Other Obligations.

a.If Executive’s employment is terminated by the Company without Cause under Section 6.1, or by Executive for Good Reason under Section 6.4, then, subject to Executive’s continued compliance with the provisions of Section 7 and Section 8 of this Agreement, and provided Executive has signed the Separation Agreement and Release in the form of Exhibit A to this Agreement (“Release”), Company shall pay Executive as severance compensation (“Severance”) a total amount equal to (i) Executive’s then-current Base Salary for an eighteen (18) month period (such period, the “Severance Period”), paid in substantially equal installments in accordance with Company’s normal payroll payment dates subject to applicable tax withholding, subject to Section 23(b) plus (ii) any Bonus Executive otherwise would have earned and received under Section 3 of this Agreement in respect of the calendar year in which Executive’s employment is discontinued had Executive’s employment otherwise continued through the date on which the Bonus would have been earned, to be determined in the same manner and paid at the same time as set forth in Section 3.

b.The terms of this Section 6.5 shall survive any termination of this Agreement.

7.Restricted Activities.

7.1 Preliminary Statement. Executive acknowledges that by virtue of Executive’s duties under this Agreement, Executive shall become aware of sensitive and confidential information of the Company, and shall develop contacts and relationships which Executive otherwise would not have had access to or developed. Executive further acknowledges that such information and relationships would give Executive an unfair competitive advantage should Executive compete with the Company. Executive further acknowledges that Executive may also become aware of certain confidential information relating to the Company and certain of its subsidiaries (each, a “Related Company” and collectively, the “Related Companies”) and will develop certain contacts and relationships with clients or customers of the Company or a Related Company which would give Executive an unfair competitive advantage if Executive should compete with the Company or any such Related Company. Accordingly, Executive agrees that Executive shall not, directly or indirectly, whether alone or as a partner, officer, director, investor, employee, agent, member or shareholder of any other entity or corporation (other than the Company or any of the Related Companies), without the prior written consent of the Company, violate any of the covenants (the “Covenants”) set forth in this Section 7.

7.2 Covenant Not to Divulge Confidential Information. During the term of Executive’s employment with the Company, whether pursuant to this Agreement or otherwise, and after termination of Executive’s employment with the Company, Executive shall not, without the prior written consent of the Board, (i) use any Confidential Information of or concerning the Company or the Related Companies except for the Company’s or a Related Company’s benefit or (ii) disclose or divulge to any third party any Confidential Information relating to the Company or the Related Companies, except for the Company’s or a Related Company’s benefit or as otherwise required by law. “Confidential Information” shall mean information concerning the Company or any Related Company. Notwithstanding the immediately preceding sentence, Confidential Information shall not include (a) any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of any portion of this Section 7.2), (b) any information that is lawfully acquired by Executive from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or any information that is independently developed by or on behalf of Executive without use of Confidential Information.

7.3 Covenant Not to Compete or Interfere with Business Relationships. During the term of Executive’s employment with the Company, and continuing until the end of the Severance Period (the “Restricted Period”), Executive shall not engage in the following activities:

a.Executive shall not, within the Restricted Geographic Area, engage in any activity competitive with the Company or any Related Company. “Restricted Geographic Area” shall mean any state in which the Company or any Related Company is providing management services to, or operating, a medical practice as of the termination date of Executive’s employment under this Agreement.

b.Executive shall not solicit or hire (for Executive or on behalf of a third party) any person who is then, or within one hundred eighty (180) days prior to termination of this Agreement was, an employee, service provider, or contractor (including, without limitation, any Contract Physicians) of the Company or any Related Company; provided, however, that that the general solicitation by the Executive conducted, directly or indirectly, in newspapers, trade journals, the Internet, or by any similar media shall not be deemed to be an attempt to induce, attempt to induce, or attempt to hire any officer, manager, director, or employee of any member of the Company or any Related Company or cause any such person to leave the employ of any member of the Company or any Related Company or otherwise interfere with any relationship between any such person and any member of the Company or any Related Company in contravention of, or be deemed to otherwise violate, this Section 7.3. “Contract Physicians” shall include those physicians with whom the Company or any Related Company then has a contract, or which have actively been recruited by the Company or any Related Company within one hundred eighty (180) days prior to termination of this Agreement.

c.Executive shall not induce or attempt to induce any person or entity doing business with the Company or any Related Company, to terminate such relationship, or engage in any other activity detrimental to Company or any Related Company.

d.Executive shall not, within the Restricted Geographic Area, be employed by nor have any financial relationship (except as the holder of not more than one percent (1%) of the outstanding stock of a publicly held company) with any entity which directly or indirectly performs any competitive activity which Executive is individually prohibited from performing under the terms of this Agreement (a “Competing Entity”).

e.Notwithstanding the restrictions specified in this Section 7, nothing herein shall be construed to prohibit Executive from owning, solely as a passive investment, the securities of an entity which are not publicly traded provided that such entity is not engaged in a principal business of providing physician services to patients.

7.4 Construction. The Covenants are essential elements of this Agreement. The period of time during which Executive is prohibited from engaging in the business practices described in any Covenant shall be extended by any length of time during which Executive is in breach of such Covenant. The Company and Executive agree that the Covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Company. However, if a court of competent jurisdiction determines that any portion of the Covenants, including without limitation, the specific time period, scope or geographical area, is unreasonable or against public policy, then such Covenants shall be considered divisible as to time, scope, and geographic area and the maximum time period, scope or geographic area which is determined to be reasonable and not against public policy shall be enforced.

7.5 Remedies. The parties agree that if Executive breaches any Covenant, the Company or the Related Companies, as applicable, may suffer irreparable damages. Executive agrees that (i) damages at law will be difficult to measure and an insufficient remedy to the Company or a Related Company in the event that Executive violates the terms of this Section 7 and (ii) the Company and the Related Companies shall be entitled to seek injunctive relief to enforce the provisions of this Section 7 without proving actual damages, which injunctive relief shall be in addition to any other rights or remedies available to the Company or the Related Companies. No remedy shall be exclusive of any other, and neither application for nor obtaining injunctive or other relief shall preclude any other remedy available, including money damages. The non-prevailing party shall pay the prevailing party all of its all costs and expenses, including reasonable attorneys’ fees and costs, incurred relating to the enforcement of the terms of this Section 7, associated with litigation, including, if any, in appellate proceedings. Executive acknowledges and agrees that the Related Companies are intended beneficiaries of the Covenants and shall have the same rights and remedies as the Company to enforce the Covenants.

8.Inventions and Intellectual Property. Executive acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the present or planned business of the Company or any Related Company that, alone or jointly with others, Executive may conceive, create, make, develop, reduce to practice or acquire during the term of this Agreement in connection with Executive’s performance of his duties under this Agreement (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company, and Executive hereby assigns to the Company all of Executive’s right, title and interest in and to all such Developments. All related items, including, but not limited to, memoranda, notes, lists, charts, drawings, records, files, computer software, programs, source and programming narratives and other documentation (and all copies thereof) made or compiled by Executive, or made available to Executive, concerning the business or planned business of the Company or any Related Company shall be the property of the Company and shall be delivered to the Company promptly upon the termination of this Agreement. The provisions of this Section 8 shall survive the termination of this Agreement.

9.Death. If Executive dies before the date on which all amounts owing to the Executive hereunder are paid in full, the Company shall pay to Executive’s estate (or such other recipient as designated from time to time by Executive in writing) such remaining amounts when and as such amounts were otherwise payable to Executive. After receiving the payments provided under this Section 9, Executive and Executive’s estate shall have no further rights against the Company for Compensation under this Agreement.

10.Assignment and Binding Effect. Executive may not sell, assign, transfer, or otherwise convey any of Executive’s rights or delegate any of Executive’s duties under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal successors, permitted assigns, heirs, representatives and beneficiaries.

11.Entire Agreement and Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by both parties.

12.Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.
13.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial; Limitations Period.

a.This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

b.ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY ONLY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

c.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(c).

14.Notices. All notices, requests, demands and other communications made with respect to this Agreement shall be in writing, and either personally delivered, sent by registered or certified mail (postage prepaid) or sent by overnight courier service, and shall be deemed to be effective on (a) the day that such writing is delivered if delivered in person, (b) the next Business Day following delivery to a nationally recognized overnight courier, if delivered by overnight courier or (c) if given by registered or certified mail, five (5) business days after being deposited in the mail. All such notices shall be addressed as follows, or to such other address as a party may from time to time indicate in writing to the other, as provided in this Section 14:

If to Company, to:
Centrum Medical Holdings, LLC c/o Bright Health Group, Inc.
8000 Norman Center Drive, Suite 1200
Minneapolis, MN 55437 Attn: General Counsel

If to Executive, to:
Tomas Orozco 9370 SW 98th St.
Miami, Florida 33176

15.Severability. In the event that any provision in this Agreement shall be found by a court, arbitrator, referee or governmental authority of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be effected or impaired thereby, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

16.Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17.Confidentiality. The terms and conditions of this Agreement are confidential and neither party to this Agreement shall disclose the existence or content of this Agreement to any individual or entity, except (a) to such party’s tax, legal or accounting advisors, (b) as necessary for such party to perform its obligations under this Agreement, (c) to enforce such party’s rights under this Agreement, (d) in connection with due diligence activities related to any potential transaction involving the Company or (e) as may otherwise be required by law, without the express written consent of the other party.

18.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of executed copies of this Agreement by facsimile, PDF transmission or other reasonable form of electronic transmission will constitute effective execution and delivery of this Agreement.

19.Enforcement Costs. If any legal action or other proceeding is brought, for the enforcement of any of the terms or conditions of this Agreement, or because of an alleged dispute, breach, or default, in connection with any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party the costs it incurred in such action including, but not limited to, reasonable attorneys’ fees (including costs and fees incurred on appeal), in addition to any other relief to which such party may be entitled.

20.Survival. Termination of this Agreement shall not terminate any continuing obligation(s) of the parties under this Agreement, and the parties hereby agree that such obligation(s) shall survive termination, unless the context of the obligation(s) requires otherwise.

21.Compliance with other Agreements. Executive represents and warrants that the execution of this Agreement and Executive’s performance of Executive’s obligations hereunder will not conflict with, or result in a breach of any provision of, or result in the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

22.No Rule of Construction. This Agreement shall be construed to be neither against nor in favor of any party hereto based upon any party’s role in drafting this Agreement, but rather in accordance with the fair meaning hereof.

23.Compliance With IRC 409A.

a. Application of IRC Section 409A. To the extent of any compliance issues or ambiguous terms, this Agreement shall be construed in such a manner so as to comply with the requirements of Section 409A of the Internal Revenue Code (“IRC” or “Code”), and the rules set forth in this Section 23(a) shall apply with respect to any payments that may be subject to Section 409A of the Code notwithstanding any other provision of this Agreement.

b. Timing of Payments. Notwithstanding the applicable provisions of this Agreement regarding the timing of payments, any payment due hereunder which is contingent upon receipt of the Release described in Section 6.5 shall be made, if at all, in accordance with this Section 23(b), and only if Executive has delivered to the Company a properly executed Release for which all legally mandated revocation rights of the Executive have expired prior to the sixtieth (60th) day following the date of termination. Any such payment shall be made after receipt of such executed and irrevocable Release within such sixty (60) period, unless otherwise scheduled to be made after such period pursuant to the terms of this Agreement; provided, however, if the sixty (60) day period for such payments begins in one taxable year of Executive and ends in a second taxable year of Executive, any payments otherwise payable within such sixty (60) day period will be made in the second taxable year. Any payments due after such sixty (60) period shall be payable in accordance with their regularly scheduled payment date. All payments hereunder are subject to any required delay pursuant to Section 23(c), if applicable.

c. “Specified Executive” Delay in Payment. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 23; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and references herein to Executive’s termination of employment shall refer to Executive’s “separation from service” within the meaning of the default provisions of Treas. Reg. § 1.409A-1(h).

d. Expenses; In-Kind Benefits. To the extent that reimbursements or other in- kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

[remainder intentionally left blank; signatures on following page]

DocuSign Envelope ID: A1139C20-4377-45EB-9C20-7DBCB028A975

[Signature Page – Executive Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement on the date first written above.

COMPANY: Centrum Medical Holdings, LLC, a Delaware limited liability company

By: /s/ Rodolfo Rodriguez-Duret
Name: Rodolfo Rodriguez-Duret
Title: Authorized Representative

EXECUTIVE: Tomas Orozco

DocuSign Envelope ID: 248E1835-B6F9-4617-B954-176BC2671507

[Signature Page – Executive Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement on the date first written above.

COMPANY: Centrum Medical Holdings, LLC, a Delaware limited liability company

By: _______________________
Name: Rodolfo Rodriguez-Duret
Title: Authorized Representative

EXECUTIVE: /s/ Tomas Orozco

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Release Agreement”) is made between Centrum Medical Holdings, LLC (“Company”) and Tomas Orozco (“you”) as follows:

1.Severance. Company will pay you Severance in accordance with Section 6.5 of your Executive Employment Agreement with Company. The Severance does not constitute “compensation” for purposes of determining any contributions or benefits provided under any 401(k) or other Company benefit plan.

2.Release of All Claims. In exchange for the Severance, you, for yourself and any person or representative claiming through you, release and forever discharge Company, its parent company, subsidiaries, affiliates, successors and assigns and their past and present managers, officers, members, employees, agents, attorneys, benefit plans and plan administrators, sureties and insurers (collectively “Releasees”) from all claims, liabilities, commissions, demands, costs, attorney fees, causes of action and damages, including all consequential and incidental damages, whether known or unknown, arising out of or relating to your Executive Employment Agreement with Company or your employment with Company, including without limitation all claims for personal injury, defamation, breach of contract, breach of the implied covenant of good faith and fair dealing, privacy violations, rehire or reemployment rights, wrongful discharge, wages, commissions, salary or other compensation (except for salary under Section 3.1 of the Executive Employment Agreement owed through the employment termination date for all quarters ended prior to the employment termination date and a pro rata amount for the portion of any quarter that has not yet ended as of the employment termination date), violation of due process or civil rights and violation of any federal, state or local statute, law or ordinance and the common law, including without limitation violation of the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Re-employment Rights Act (including the right to reinstatement under USERRA), the Indiana Civil Rights Law, and/or any federal, state or local law regarding discrimination, harassment, retaliation, compensation or employee benefits. You also waive any right to monetary recovery should any administrative or governmental agency or any other person or entity pursue any claims on your behalf.

It is understood and agreed that except for the exceptions set forth in this Release Agreement and in the Executive Employment Agreement with Company, this is a full and final release in complete settlement of all claims and rights of every nature and kind whatsoever which you have or may have against Company and other Releasees arising out of or relating to your Executive Employment Agreement with Company or your employment with Company. You represent and agree that, except as otherwise provided in this Release Agreement and in the Executive Employment Agreement with Company, as of the date you signed this Release Agreement, you have been compensated for all hours worked, you have received all payments and benefits that you are entitled to receive, you have not suffered any personal injuries and/or disabilities related to your employment with Company for which you have not already filed a claim, and you have not filed or caused to be filed any claims against any of the Releasees arising out of or relating to your Executive Employment Agreement with Company or your employment with Company.

You agree that you will not file a lawsuit against Company and/or other Releasees as to any matter released under this Release Agreement. You agree that in the event that any such lawsuit is filed, the filing of a copy of this Release Agreement will constitute a full and complete defense.

3.Confidentiality of Agreement. You agree to keep the terms of this Release Agreement confidential and to not disclose any terms of this Release Agreement to anyone other than your attorneys, spouse, significant other, financial consultant and other advisors, and then only upon their agreement to keep such terms confidential for which you indemnify Company. You may also disclose the terms of this Release Agreement to the Internal Revenue Service or a governmental agency upon request and to enforce this Release Agreement.

4.Cooperation. You agree that despite your termination from Company, you may have to cooperate with Company with respect to matters of which you may have knowledge due to your employment, including but not limited to any transition of your work responsibilities and any defense or prosecution of any claims, causes of action or charges brought against or by Company. You agree to cooperate reasonably with Company, including talking to and/or meeting with Company representatives, employees, agents and attorneys and providing, if necessary, testimony in any forum; provided, however, the foregoing cooperation obligation shall not preclude you from engaging in other full-time employment or in any way interfere unreasonably with any such other employment or personal schedule. Company in turn agrees to provide reasonable notice to you should your cooperation in any matter be required and to be responsible for any reasonable costs incurred by you in connection with such cooperation. You agree that any failure to provide such cooperation as may be required will be a breach of a material term of this Release Agreement.

5.Injunctive Relief. In addition to any other recovery allowed by law, Company will be entitled to a temporary restraining order, preliminary and permanent injunctive relief and such other equitable relief as appropriate for any breach by you of Section 3 or 4 of this Release Agreement without having to prove damages or post a bond or other security.

6.No Admission of Wrongdoing. Neither this Release Agreement nor the payment of any amounts under this Release Agreement will be construed as an admission of liability or wrongdoing by Company.

7.Representations and Acknowledgments.

a.Company has given you a period of at least twenty-one (21) days in which to consider this Release Agreement. If executed prior to the end of this twenty-one (21) day period, you acknowledge that you voluntarily waive the balance of this period. You agree that changes to this Release Agreement, if any, whether material or immaterial, do not restart the running of the twenty-one (21) day period.

b.Company advises you to consult with an attorney before signing this Release Agreement.

c.You acknowledge having had a full and fair opportunity to discuss all aspects of this Release Agreement with your attorney, if you choose to do so, and that you have carefully read this Release Agreement, understand it, and are entering into it voluntarily and knowingly, which means no one is forcing or pressuring you to sign it.

d.By signing this Release Agreement, you acknowledge that no promises or representations have been made or relied upon regarding the subject matter contained in this Release Agreement apart from those expressly set forth in this Release Agreement.

e.This Release Agreement will not be effective or enforceable for a period of seven (7) days following the date of your signature below, during which time only, you may revoke this Release Agreement. This revocation must be in writing, signed by you and delivered or mailed so as to arrive within such seven (7) days to: the Board of Managers of the Company.

f.You have returned all Company property to Company.

g.You have not assigned any rights being released under this Release Agreement.

h.Except as specifically set forth in a written agreement between you and the Company, you have no entitlement to further or future employment with Company.

8.Miscellaneous.

a.This four (4) page Release Agreement and the Executive Employment Agreement constitute the entire agreement between you and Company with respect to the subject matter of this Release Agreement and supersede any prior or contemporaneous oral or written promises, agreements or representations between them as to such subject matter, except as otherwise stated in this Release Agreement or the Executive Employment Agreement. However, you agree that any inventions, trade secrets, confidential information, fiduciary, non-solicitation, or non-compete agreement signed by you during employment with Company, including Section 7 of your Executive Employment

Agreement with Company, will survive and will be complied with by you. This Release Agreement cannot be modified orally but only in a written document signed by you and an authorized representative of Company. This Release Agreement will be governed by the laws of the State of Florida (exclusive of its choice of law rules).

b. If any provision of this Release Agreement, in whole or in part, is determined to be unlawful or unenforceable, the parties agree that such provision will be deemed modified, if possible, to the extent necessary to render such provision valid and enforceable to the maximum extent permitted by law and, if not possible, it will be severed from this Release Agreement. In either event all remaining provisions of this Release Agreement will remain in full force and effect.

c. The captions and headings of the Sections of this Release Agreement are for convenience of reference only and are not to be considered in construing this Release Agreement. This Release Agreement accurately sets forth the intent and understanding of each party. This Release Agreement will not be construed for or against either party as a result of the drafting hereof if there is any dispute over the meaning or intent of any of its provisions.

d. Payment of the Severance evidences Company’s acceptance of this Release Agreement.

e. This Release Agreement may be executed by facsimile or scanned signature, which is effective as an original.

Signed below on the date set forth below.
READ BEFORE SIGNING

_________________ ________________________
Date Tomas Orozco